CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Independent Auditors and Reports to Shareholders" and to the use of our report on the statement of net assets of Kemper-Dreman Financial Services Fund dated February 25, 1998, in the Registration Statement (Form N-1A) and its incorporation by reference in the related Prospectus and Statement of Additional Information of Kemper Equity Trust, filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-43815) and this Amendment No. 1 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-08599).


                                                           /s/ERNST & YOUNG LLP
                                                              ERNST & YOUNG LLP



Chicago, Illinois
February 25, 1998